Exhibit 99.1

k

THIRD Quarter 2024 Earnings Results

Sixth Street Specialty Lending, Inc. Reports Third Quarter Results; Declares a Fourth Quarter Base Dividend Per Share of $0.46, and a Third Quarter Supplemental Dividend Per Share of $0.05.

NEW YORK — November 5, 2024 — Sixth Street Specialty Lending, Inc. (NYSE: TSLX, or the “Company”) today reported net investment income of $0.59 per share and net income of $0.44 per share for the third quarter ended September 30, 2024. These results correspond to an annualized return on equity (ROE) on net investment income and net income of 13.7% and 10.2%, respectively. Both net investment income per share and net income per share include $0.02 per share of unwind of previously accrued capital gains incentive fee expenses. Excluding the impact of the partial reversal or unwind of previously accrued capital gains incentive fee expenses, the Company’s adjusted net investment income and adjusted net income for the quarter ended September 30, 2024, were $0.57 per share and $0.41 per share, respectively. These results correspond to an annualized return on equity (ROE) on adjusted net investment income and adjusted net income of 13.2% and 9.6%, respectively.

The Company’s net investment income for Q3 continues to reflect the impact from the higher interest rate environment combined with a small increase in activity-based fees. Adjusted net investment income of $0.57 per share exceeded the base quarterly dividend by $0.11 per share, or 23%. $0.05 per share was specifically related to activity, which is up slightly from the average of $0.04 per share experienced since the start of the tightening cycle. Since the Company’s prior earnings call, the shape of the forward interest rate curve has declined in the near term following the rate cut in September and now bottoms out at a slightly higher terminal rate in 2026. Based on the latest curve, the Company’s base dividend level remains well supported through that terminal rate. As a reminder, TSLX’s dividend policy is based on the Company’s through the cycle earnings power, inclusive of credit losses, and absent any activity-based fee income.

The $0.15 per share difference between this quarter’s net investment income and net income was due to net unrealized losses primarily from the mark down of the Company’s investment in Lithium Technologies. Consistent with the Company’s valuation policy, the investment was marked taking into account a range of outcomes. The Company believes the distribution of outcomes has skewed lower since last quarter and the fair value mark as of September 30, 2024 reflects that updated view. As for the economic impact, Lithium Technologies represents less than 1.0% of the total portfolio by fair value. To illustrate the impact on earnings, the Company assumes that it was earning approximately 11% return on equity on the $30 million of unrealized losses recognized to date. This return on equity number is based on TSLX’s cost of equity from Bloomberg of roughly 9% and its valuation on book value of 1.2x. An 11% assumed return on equity on $30 million implies less than a penny per share of lost net income on a quarterly basis or 15 basis points annually of ROE.

Reported net asset value (NAV) per share was $17.12 at September 30, 2024 as compared to NAV per share of $17.19 or an adjusted NAV per share of $17.13 at June 30, 2024 (which accounts for the impact of the $0.06 per share second quarter 2024 supplemental dividend). The primary driver of this quarter’s NAV per share decline was net unrealized losses from investments, partially offset by continued overearning of the Company’s base dividend. Over the last twelve months, reported NAV per share has increased from $16.97 to $17.12.

The Company announced that its Board of Directors has declared a fourth quarter 2024 base dividend of $0.46 per share to shareholders of record as of December 16, 2024, payable on December 31, 2024, and a third quarter supplemental dividend of $0.05 per share to shareholders of record as of November 29, 2024, payable on December 20, 2024. Adjusted for the impact of the supplemental dividend related to this quarter’s earnings, the Company’s Q3 adjusted NAV per share was $17.07.

Net Investment Income Per Share
Q3 2024:	$0.59
Q3 2024 (adjusted):	$0.57

Net Income Per Share
Q3 2024:	$0.44
Q3 2024 (adjusted):	$0.41

Return on Equity
Q3 2024 (NII):	13.7%
Q3 2024 (NI):	10.2%
Q3 2024 (Adj. NII):	13.2%
Q3 2024 (Adj. NI):	9.6%

NAV
Q3 2024 ($MM):	$1,597.2
Q3 2024 (per share):	$17.12
Q3 2024 (per share, adj):	$17.07

Dividends Declared (per share)
Q3 2024 (Base):	$0.46
LTM Q3'24 (Base):	$1.84
LTM Q3'24 (Supplemental):	$0.25
LTM Q3'24 (Total):	$2.09

Portfolio and Investment Activity

For the quarter ended September 30, 2024, new investment commitments totaled $269.3 million. This compares to $231.0 million for the quarter ended June 30, 2024.

For the quarter ended September 30, 2024, the principal amount of new investments funded was $189.0 million across eight new portfolio companies and four upsizes to existing portfolio companies. For this period, the Company had $90.2 million aggregate principal amount in exits and repayments. For the quarter ended June 30, 2024, the principal amount of new investments funded was $163.6 million across eight new portfolio companies and five upsizes to existing portfolio companies. For this period, the Company had $290.3 million aggregate principal amount in exits and repayments.

As of September 30, 2024 and June 30, 2024, the Company had investments in 112[1] and 105[2] portfolio companies, respectively, with an aggregate fair value of $3,441.1 million and $3,317.1 million, respectively. As of September 30, 2024, the average investment size in each portfolio company was $30.7[1] million based on fair value.

As of September 30, 2024, the Company’s portfolio based on fair value consisted of 93.2% first-lien debt investments, 0.8% second-lien debt investments, 0.1% structured credit investments, 1.1% mezzanine debt investments, and 4.8% equity and other investments. As of June 30, 2024, the Company’s portfolio based on fair value consisted of 92.8% first-lien debt investments, 0.8% second-lien debt investments, 0.2% structured credit investments, 1.3% mezzanine debt investments, and 4.9% equity and other investments.

As of September 30, 2024, 98.8% of debt investments[3] based on fair value in the portfolio bore interest at floating rates with 100.0% of these subject to reference rate floors. The Company’s credit facilities also bear interest at floating rates. In connection with the Company’s Unsecured Notes, which bear interest at fixed rates, the Company has entered into fixed-to-floating interest rate swaps in order to align the nature of the interest rates of its liabilities with its investment portfolio.

During Q3, the Company was active in opportunistic and non-sponsor channels to drive shareholder returns. Non-sponsor transactions comprised 43% of total new investments funded for the quarter ended September 30, 2024. The weighted average yield at fair value on these investments was 13.5% compared to 10.1% for our other new investments during the quarter.

As of September 30, 2024 and June 30, 2024, 1.9% and 1.1% of the portfolio at fair value was on non-accrual status, respectively. The increase was driven by one new investment, Lithium Technologies, added to non-accrual status during the quarter.

Q3 2024 Origination Activity
Commitments:	$269.3MM
Fundings:	$189.0MM
Net Fundings:	$98.9MM

Average Investment Size[1]
$30.7MM
(0.9% of the portfolio at fair value)

First Lien Debt Investments (% FV)
93.2%

Floating Rate Debt Investments[3]
(% FV)
98.8%

Weighted Average Yield of Debt and Incoming-Producing Securities
Yield at Fair Value:	13.1%
Yield at Amortized Cost:	13.4%

1.
As of September 30, 2024, excludes 3 structured credit investments with a total fair value of $5.0 million.
2.
As of June 30, 2024, excludes 4 structured credit investments with a total fair value of $6.1 million.
3.
Calculation includes income earning debt investments only.

Results of Operations for the Three Months Ended September 30, 2024

Total Investment Income
Total Investment Income

For the three months ended September 30, 2024 and 2023, investment income was $119.2 million and $114.4 million, respectively. The increase in investment income was largely the result of net funding activity and an increase in reference rates.

$119.2MM

Net Expenses
Net Expenses

Net expenses totaled $63.6 million and $64.0 million for the three months ended September 30, 2024 and 2023, respectively. The marginal decrease in net expenses was primarily due to the partial reversal or unwind of previously accrued capital gains incentive fee expenses related to unrealized losses, partially offset by the upward movement in reference rates which increased the Company’s weighted average interest rate on average debt outstanding.

$63.6MM

Debt and Capital Resources

As of September 30, 2024, the Company had $29.7 million in cash and cash equivalents (including $23.2 million of restricted cash), total principal value of debt outstanding of $1,907.5 million, and $1,087.0 million of undrawn capacity on its revolving credit facility, subject to borrowing base, outstanding letters of credit, asset coverage requirements and other limitations. The Company’s weighted average interest rate on debt outstanding was 7.7% for the three-month periods ended September 30, 2024 and June 30, 2024, respectively. At September 30, 2024, the Company’s debt to equity ratio was 1.19x, compared to 1.12x at June 30, 2024. Average debt to equity was 1.14x for the three-month period ended September 30, 2024, compared to 1.17x for the three-month period ended June 30, 2024.

Total Principal Debt Outstanding
$1,907.5MM

Debt-to-Equity Ratio
	Q3 2024 Quarter End:	1.19x
	Q3 2024 Average[1]:	1.14x
1.
Daily average debt outstanding during the quarter divided by the average net assets during the quarter. Average net assets is calculated by starting with the prior quarter end net asset value and adjusting for capital activity during the quarter (adding common stock offerings / DRIP contributions).

LIQUIDITY AND FUNDING PROFILE

Liquidity

The following tables summarize the Company’s liquidity at September 30, 2024 and changes to unfunded commitments since June 30, 2024.

$ Millions

Revolving Credit Facility		Unfunded Commitment Activity
Revolver Capacity	$1,700	Unfunded Commitments (See Note 8 in 6/30/24 10-Q)	$328
Drawn on Revolver	($610)	Extinguished Unfunded Commitments	($22)
Unrestricted Cash Balance	$6	New Unfunded Commitments	$80
Issued Letters of Credit	($3)	Net Drawdown of Unfunded Commitments	($35)
Total Liquidity (Pre-Unfunded Commitments)	$1,093	Total Unfunded Commitments	$351
Available Unfunded Commitments[1]	($226)	Unavailable Unfunded Commitments[1]	($125)
Total Liquidity (Burdened for Unfunded Commitments)	$867	Available Unfunded Commitments[1]	$226

1.
Commitments may be subject to limitations on borrowings set forth in the agreements between the Company and the applicable portfolio company. As a result, portfolio companies may not be eligible to borrow the full commitment amount on such date.

Note: May not sum due to rounding.

Funding Profile

At September 30, 2024, the Company’s funding mix was comprised of approximately 68% unsecured and 32% secured debt. As illustrated below, the Company’s nearest debt maturity was in November 2024 at $348 million, and the weighted average remaining life of investments funded with debt was ~2.5 years, compared to a weighted average remaining maturity on debt of ~3.5 years2. Post quarter-end, the Company repaid the $348 million November 2024 unsecured notes.

*$348 million unsecured notes with a November 1, 2024 maturity date were repaid post-quarter end.

1.
Includes $25 million of non-extending commitments with a maturity of February 4, 2026 and a revolving period ending February 4, 2025 and $170 million of non-extending commitments with a maturity of April 23, 2027 and a revolving period ending April 24, 2026.
2.
Weighted by gross commitment amount.

Note: Numbers may not sum due to rounding.

Conference Call and Webcast

Conference Call Information:

A conference call to discuss the Company’s financial results will be held at 8:30 a.m. Eastern Time on November 6, 2024. The conference call will be broadcast live in listen-only mode on the Investor Resources section of TSLX’s website at https://sixthstreetspecialtylending.gcs-web.com/events-and-presentations. The Events & Presentations page of the Investor Resources section of TSLX’s website also includes a slide presentation that complements the Earnings Conference Call. Please visit the website to test your connection before the webcast.

Research analysts who wish to participate in the conference call must first register at https://register.vevent.com/register/BI5103e312e20f498f9165948189d07d34. Upon registration, all telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number along with a unique passcode and registrant ID that can be used to access the call.

Replay Information:

A recorded version will be available under the same webcast link (https://sixthstreetspecialtylending.gcs-web.com/events-and-presentations) following the conclusion of the conference call.

Financial Highlights

(Amounts in millions, except per share amounts)

		Three Months Ended
		(unaudited)
	September 30, 2024	December 31, 2023	September 30, 2023
Investments at Fair Value	$3,441.1	$3,283.1	$3,113.3
Total Assets	$3,529.9	$3,343.8	$3,174.1
Net Asset Value Per Share	$17.12	$17.04	$16.97
Supplemental Dividend Per Share	$0.05	$0.08	$0.07
Adjusted Net Asset Value Per Share (1)	$17.07	$16.96	$16.90

Investment Income	$119.2	$119.5	$114.4
Net Investment Income	$54.9	$54.7	$50.0
Net Income	$40.7	$51.2	$64.8
Accrued Capital Gains Incentive Fee Expense	$(2.2)	$(0.7)	$2.6
Adjusted Net Investment Income (2)	$52.7	$54.0	$52.6
Adjusted Net Income (2)	$38.4	$50.5	$67.4

Net Investment Income Per Share	$0.59	$0.62	$0.57
Net Income Per Share	$0.44	$0.58	$0.74
Accrued Capital Gains Incentive Fee Expense Per Share	$(0.02)	$(0.01)	$0.03
Adjusted Net Investment Income Per Share (2)	$0.57	$0.62	$0.60
Adjusted Net Income Per Share (2)	$0.41	$0.58	$0.77

Annualized Return on Equity (Net Investment Income) (3)	13.7%	14.7%	13.7%
Annualized Return on Equity (Net Income) (3)	10.2%	13.8%	17.8%
Annualized Return on Equity (Adjusted Net Investment Income) (2)(3)	13.2%	14.5%	14.4%
Annualized Return on Equity (Adjusted Net Income) (2)(3)	9.6%	13.6%	18.5%

Weighted Average Yield of Debt and Income Producing Securities at Fair Value	13.1%	14.1%	14.2%
Weighted Average Yield of Debt and Income Producing Securities at Amortized Cost	13.4%	14.2%	14.3%
Percentage of Debt Investment Commitments at Floating Rates	98.8%	99.7%	99.7%

1.
Adjusted net asset value per share gives effect to the supplemental dividend declared related to earnings or special dividend in the applicable period.
2.
Adjusted to exclude the capital gains incentive fee that was accrued, but not paid, related to cumulative unrealized capital gains in excess of cumulative net realized capital gains less any cumulative unrealized losses and capital gains incentive fees paid inception to date.
3.
Return on equity is calculated using prior period’s ending net asset value per share.

Financial Statements and Tables

Sixth Street Specialty Lending, Inc.
Consolidated Balance Sheets

(Amounts in thousands, except share and per share amounts)

(Unaudited)

	September 30,	December 31,
	2024	2023
Assets
Investments at fair value
Non-controlled, non-affiliated investments (amortized cost of $3,345,221 and $3,172,853, respectively)	$3,375,851	$3,223,152
Controlled, affiliated investments (amortized cost of $85,869 and $78,159, respectively)	65,224	59,913
Total investments at fair value (amortized cost of $3,431,090 and $3,251,012, respectively)	3,441,075	3,283,065
Cash and cash equivalents (restricted cash of $23,197 and $23,979, respectively)	29,727	25,196
Interest receivable	34,756	27,969
Prepaid expenses and other assets	24,306	7,578
Total Assets	$3,529,864	$3,343,808
Liabilities
Debt (net of deferred financing costs of $25,481 and $21,930, respectively)	$1,870,445	$1,780,307
Management fees payable to affiliate	12,699	11,962
Incentive fees on net investment income payable to affiliate	11,175	11,451
Incentive fees on net capital gains accrued to affiliate	6,022	10,446
Other payables to affiliate	5,619	2,802
Other liabilities	26,723	30,465
Total Liabilities	1,932,683	1,847,433
Commitments and contingencies (Note 8)
Net Assets
Preferred stock, $0.01 par value; 100,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value; 400,000,000 shares authorized, 93,981,871 and 88,493,749 shares issued, respectively; and 93,317,621 and 87,829,499 shares outstanding, respectively	940	885
Additional paid-in capital	1,516,201	1,405,173
Treasury stock at cost; 664,250 and 664,250 shares held, respectively	(10,459)	(10,459)
Distributable earnings	90,499	100,776
Total Net Assets	1,597,181	1,496,375
Total Liabilities and Net Assets	$3,529,864	$3,343,808
Net Asset Value Per Share	$17.12	$17.04

Sixth Street Specialty Lending, Inc.

Consolidated Statements of Operations

(Amounts in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Income
Investment income from non-controlled, non-affiliated investments:
Interest from investments	$103,363	$102,078	$308,478	$286,733
Paid-in-kind interest income	6,218	5,162	23,761	12,809
Dividend income	3,251	798	5,847	2,204
Other income	3,951	4,366	13,737	11,197
Total investment income from non-controlled, non-affiliated investments	116,783	112,404	351,823	312,943
Investment income from controlled, affiliated investments:
Interest from investments	2,438	2,029	6,989	5,599
Other income	2	2	10	4
Total investment income from controlled, affiliated investments	2,440	2,031	6,999	5,603
Total Investment Income	119,223	114,435	358,822	318,546
Expenses
Interest	38,492	35,042	116,759	95,971
Management fees	13,029	11,928	38,390	34,071
Incentive fees on net investment income	11,175	11,151	33,517	31,139
Incentive fees on net capital gains	(2,245)	2,577	(4,424)	5,083
Professional fees	1,911	1,921	5,776	5,427
Directors’ fees	215	215	643	571
Other general and administrative	1,352	1,413	3,979	3,615
Total expenses	63,929	64,247	194,640	175,877
Management and incentive fees waived (Note 3)	(330)	(267)	(1,024)	(822)
Net Expenses	63,599	63,980	193,616	175,055
Net Investment Income Before Income Taxes	55,624	50,455	165,206	143,491
Income taxes, including excise taxes	698	461	2,774	1,777
Net Investment Income	54,926	49,994	162,432	141,714
Unrealized and Realized Gains (Losses)
Net change in unrealized gains (losses):
Non-controlled, non-affiliated investments	(2,502)	13,067	(19,669)	32,483
Controlled, affiliated investments	(19)	(8,797)	(2,399)	(17,783)
Translation of other assets and liabilities in foreign currencies	(10,305)	5,470	(7,220)	2,466
Interest rate swaps	—	—	—	174
Income tax provision	(1,456)	—	(1,456)	—
Total net change in unrealized gains (losses)	(14,282)	9,740	(30,744)	17,340
Realized gains (losses):
Non-controlled, non-affiliated investments	83	5,332	3,947	11,768
Foreign currency transactions	(72)	(246)	(60)	40
Total net realized gains (losses)	11	5,086	3,887	11,808
Total Net Unrealized and Realized Gains (Losses)	(14,271)	14,826	(26,857)	29,148
Increase (Decrease) in Net Assets Resulting from Operations	$40,655	$64,820	$135,575	$170,862
Earnings per common share—basic and diluted	$0.44	$0.74	$1.48	$2.03
Weighted average shares of common stock outstanding—basic and diluted	93,024,154	87,251,340	91,602,160	84,313,169

The Company’s investment activity for the quarter ended September 30, 2024 and 2023 is presented below (information presented herein is at par value unless otherwise indicated).

	Three Months Ended
($ in millions)	September 30, 2024	September 30, 2023
New investment commitments:
Gross originations (1)	$2,502.0	$1,004.2
Less: Syndications/sell downs (1)	2,232.7	798.4
Total new investment commitments	$269.3	$205.8
Principal amount of investments funded:
First-lien	$189.0	$151.0
Second-lien	—	—
Mezzanine	—	0.2
Equity and other	—	0.4
Structured Credit	—	—
Total	$189.0	$151.6
Principal amount of investments sold or repaid:
First-lien	$84.2	$152.5
Second-lien	—	—
Mezzanine	4.9	—
Equity and other	—	3.6
Structured Credit	1.1	2.8
Total	$90.2	$158.9
Number of new investment commitments in new portfolio companies	8	8
Average new investment commitment amount in new portfolio companies	$30.2	$24.8
Weighted average term for new investment commitments in new portfolio companies (in years)	6.3	6.2
Percentage of new debt investment commitments at floating rates	75.9%	98.7%
Percentage of new debt investment commitments at fixed rates	24.1%	1.3%
Weighted average interest rate of new investment commitments	12.0%	12.9%
Weighted average spread over reference rate of new floating rate investment commitments	6.8%	7.7%
Weighted average interest rate on investments fully sold or paid down	13.0%	13.0%

1.
Includes affiliates of Sixth Street.

About Sixth Street Specialty Lending

Sixth Street Specialty Lending is a specialty finance company focused on lending to middle-market companies. The Company seeks to generate current income primarily in U.S.-domiciled middle-market companies through direct originations of senior secured loans and, to a lesser extent, originations of mezzanine loans and investments in corporate bonds and equity securities. The Company has elected to be regulated as a business development company, or a BDC, under the Investment Company Act of 1940 and the rules and regulations promulgated thereunder. The Company is externally managed by Sixth Street Specialty Lending Advisers, LLC, an affiliate of Sixth Street and a Securities and Exchange Commission (“SEC”) registered investment adviser. The Company leverages the deep investment, sector, and operating resources of Sixth Street, a global investment firm with over $80 billion in assets under management and committed capital. For more information, visit the Company’s website at https://sixthstreetspecialtylending.com.

About Sixth Street

Sixth Street is a global investment firm with over $80 billion in assets under management and committed capital. The firm uses its long-term flexible capital, data-enabled capabilities, and One Team culture to develop themes and offer solutions to companies across all stages of growth. Founded in 2009, Sixth Street has more than 600 team members including over 250 investment professionals around the world. For more information, visit https://sixthstreet.com or follow Sixth Street on LinkedIn.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which relate to future events or the Company’s future performance or financial condition. These forward-looking statements can be identified by the use of forward-looking terminology, such as “outlook,” “indicator,” “believes,” “expects,” “potential,” “continues,” “may,” “can,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates”, “confident,” “conviction,” “identified” or the negative versions of these words or other comparable words thereof. These statements are not guarantees of future performance, conditions or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Except as otherwise required by federal securities laws, the Company assumes no obligation to update any such forward-looking statements, whether as a result of new information, future developments or otherwise.

Non-GAAP Financial Measures

Adjusted net investment income and adjusted net income are each non-GAAP financial measures, which represent net investment income and net income, respectively, in each case less the impact of accrued capital gains incentive fee expenses. The Company believes that adjusted net investment income and adjusted net income provide useful information to investors regarding the fundamental earnings power of the business, and these figures are used by the Company to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.

Investors:

Cami VanHorn, 469-621-2033
Sixth Street Specialty Lending
IRTSLX@sixthstreet.com

Media:

Patrick Clifford, 617-793-2004
Sixth Street
PClifford@sixthstreet.com